U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMPUMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	95-2860434
(State of Incorporation)	(I.R.S. Employer ID No.)

5777 West Century Blvd., Suite 1285, Los Angeles, CA 90045

(Address of principal executive offices)

Amended 2006 Stock Incentive Plan

(Full title of the Plan)

Maurizio Vecchione

Interim Chief Executive Officer

5777 West Century Boulevard, Suite 1285, Lost Angeles, CA 90045

(310) 258-5000

(Name, address, and telephone number of agent for service)

With a copy to:

Amy Trombly, Esq.
Trombly Business Law
1320 Centre Street, Suite 202
Newton, MA 02459
(617) 243-0060

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price		Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock	10,000,000	(1)	$0.56	(2)	$5,600,000	$171.92

(1)             Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Act”), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)             The price of $0.56 per share, which was the average of the high and low prices of the Registrant’s common stock, as reported on the Over-The-Counter Bulletin Board on July 24, 2007 is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION.

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to CompuMed, Inc., 5777 West Century Boulevard, Suite 1285, Lost Angeles, CA 90045 or to (310) 258-5000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following are hereby incorporated by reference:

(a)                      The registrant’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006, filed on December 29, 2006 pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the 10-KSB referred to in (a) above, which consists of Form 10-QSBs filed on February 14, 2007 and May 15, 2007.

(c)                    A description of the securities of the Registrant is contained in the Registration Statement on Form S-1 (File No. 33-46061) effective May 7, 1992, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the registrant.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification (including reimbursement for expenses incurred) under certain circumstances arising under the Securities Act.  Articles Ninth and Tenth of the Registrant’s Certificate of Incorporation (the “Certificate”) and Article VI of the Registrant’s Bylaws, as amended (the “Bylaws”), provide that the Registrant shall, to the full extent permitted by law, indemnify all persons whom it shall have the power to indemnify under Section 145 of the DGCL.  Section 102(b)(7) of the DCGL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchase or redemptions or (iv) any transaction from which the director derived an improper personal benefit.  Article Nine of the Certificate limits the liability of directors to the corporation or its stockholders to the full extent permitted by paragraph (7) of subsection (b) of 102 of DGCL, as it may subsequently be amended.  If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of the directors shall be eliminated or limited to the full extent authorized by the DGCL, as so amended.  Any repeal or modification of this provision in the Certificate shall not adversely affect any right or protection of a director with respect to any act or omission occurring prior to or at the time of such repeal or modification.  In addition to the indemnification provided in the Bylaws and the Certificate, the Registrant has entered into indemnification agreements to indemnify its directors and certain officers and maintains liability insurance for its directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS.

Exhibit No.	Description

4.1	Amended 2006 Stock Incentive Plan, dated May 17, 2007 (filed herewith).

5.1	Opinion of Amy Trombly, Esq. (filed herewith).

23.1	Consent of Counsel (included in Exhibit 5.1 hereto).

23.2	Consent of Rose, Snyder and Jacobs (filed herewith).

ITEM 9.   UNDERTAKINGS.

(a)                      The undersigned registrant hereby undertakes:

1.                           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.                           That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                           That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (section 230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Los Angeles, California, on July 30, 2007.

CompuMed, Inc.

By:	/s/ Maurizio Vecchione
Maurizio Vecchione Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933.  This registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Foo Dang	July 30, 2007
Foo Dang
Chief Financial Officer

/s/ Robert Stuckelman	July 30, 2007
Robert Stuckelman
Chairman of the Board of Directors

/s/ John D. Minnick	July 30, 2007
John D. Minnick
Director

/s/ John Romm	July 30, 2007
John Romm
Director

/s/ Stuart Silverman	July 30, 2007
Stuart Silverman
Director

/s/ Simon James	July 30, 2007
Simon James
Director

/s/ Mark Stolper	July 30, 2007
Mark Stolper
Director